Exhibit 5.2

CONYERS DILL & PEARMAN LLP

Cricket Square, Hutchins Drive
PO Box 2681, Grand Cayman KY1-1111
Cayman Islands

T +1 345 945 3901

conyers.com

24 July 2026

Bluerock Acquisition Corp. II

Cricket Square, Hutchins Drive

PO Box 2681, Grand Cayman

KY1-1111

Cayman Islands

Dear Sir / Madam

Bluerock Acquisition Corp. II (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with the Company’s Registration Statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”) (including its exhibits, the “Registration Statement”) and the prospectus contained therein (the “Preliminary Prospectus”) in connection with the initial public offering of an aggregate of up to 17,250,000 units (including up to 2,250,000 units that may be purchased to cover over-allotments, if any) at an offering price of US$10.00 per unit, consisting of one Class A ordinary share of par value US$0.0001 each per share (a “Class A Ordinary Share”) and one-third of one redeemable warrant to receive one Class A Ordinary Share (a “Warrant”) (a Class A Ordinary Share and a Warrant, together being a “Unit”) pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company and BTIG, LLC, the representative of the underwriters (the “Underwriters”) to the Underwriting Agreement.

1.DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement;
(ii)	the Preliminary Prospectus;
(iii)	the form of Underwriting Agreement;
(iv)	the form of unit certificate representing the Units;
(v)	the form of warrant agreement; and
(vi)	the form of warrant certificate constituting a Warrant.

The documents listed in items (iii) to (vi) above are collectively referred to as the “Documents” and together with the Registration Statement and the Preliminary Prospectus, are collectively referred to as the “Transaction Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

(vii)	the certificate of incorporation of the Company dated 16 October 2025 and the certificate of incorporation on name change dated 25 March 2026 from the Registrar of Companies of the Cayman Islands;
(viii)

the third amended and restated memorandum of association and the articles of association of the Company dated 7 April 2026 and the form of Fourth Amended and Restated Memorandum and Articles of Association of the Company (attached as an exhibit to the Registration Statement) (together, the “Constitutional Documents”);

(ix)

a copy of written resolutions of the sole director of the Company dated 28 October 2025, 5 November 2025, 19 November 2025, 20 November 2025, 21 November 2025, 16 January 2026, 13 February 2026 and 23 March 2026 (the “Resolutions”);

(x)	a certificate of good standing (the “COGS”) of the Company issued by the Registrar of Companies of the Cayman Islands and dated 22 July 2026 (the “Certificate Date”);
(xi)	a certificate dated on the date hereof as to certain matters of fact signed by a director of the Company, having attached to it copies of the Resolutions (the “Director’s Certificate”);
(xii)	the results of our electronic searches against the Company at the Companies Registry conducted on 24 July 2026 and the Grand Court in the Cayman Islands conducted on 24 July 2026; and
(xiii)	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

The Constitutional Documents, Resolutions, COGS, Registration Statement and Preliminary Prospectus are hereinafter collectively referred to as the “Corporate Documents”.

2.ASSUMPTIONS

We have assumed:

(i)

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(ii)	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a

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document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

(iii)	that the Company will issue the Units in furtherance of its objects as set out in its Constitutional Documents;
(iv)	that, upon the issue of the Units to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof;
(v)	the capacity, power and authority of each of the parties to the Documents, other than the Company, where a party, to enter into and perform its respective obligations under the Documents;
(vi)

the due execution of the Documents by each of the parties thereto, other than the Company, where a party, and the physical delivery thereof by each of the parties thereto with an intention to be bound thereby;

(vii)

that each of the documents reviewed by us are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

(viii)	the accuracy and completeness of all factual representations made in the Transaction Documents, the Director’s Certificate and other documents reviewed by us;
(ix)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;
(x)	there is nothing underlying any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;
(xi)	the legality, validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Transaction Documents in accordance with their respective terms;
(xii)

the validity and binding effect under the Foreign Laws of the submission by the Company to the exclusive jurisdiction of the state and federal courts of the United States of America located in the City of New York, Borough of Manhattan (the “Foreign Courts”), as applicable, pursuant to the Transaction Documents;

(xiii)

that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us;

(xiv)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company;
(xv)	that the Registration Statement has been declared effective by the SEC prior to, or concurrent with, the sale of the Units pursuant to the Registration Statement;

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(xvi)

the offering of the Units and the transactions contemplated thereunder complies with the requirements of the applicable rules of the Nasdaq Stock Market and at the time of the issue or transfer of any Units, the Units will be listed on the Nasdaq Stock Market;

(xvii)

that on the date of entering into the Transaction Documents to which is it a party, the Company is and after entering into the Transaction Documents to which it is a party, will be able to pay its liabilities as they become due; and

(xviii)

the validity and binding effect under the laws of the United States of America of the Registration Statement and Preliminary Prospectus and that the Registration Statement and Preliminary Prospectus will or have been duly filed with and declared effective by the SEC.

3.QUALIFICATIONS

(i)	When used herein, the term “non-assessable” means that no further sums are required to be paid by the holder of Units in connection with the issue thereof.
(ii)

The term “enforceable” as used in this opinion letter means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of those documents. In particular, the obligations of the Company under the documents:

(a)

will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;
(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;
(d)

may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)

may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company if there are other

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proceedings simultaneously underway against the Company in another jurisdiction.

(iii)

We express no opinion as to the enforceability of any provision of the Underwriting Agreement which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company. We express no view as to the commercial terms of the Underwriting Agreement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company. We express no opinion in respect of the enforceability of any provision in the Transaction Documents which purports to fetter the statutory powers of the Company.

(iv)	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.
(v)

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section below and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Underwriting Agreement (other than documents referenced in this opinion letter) and express no opinion or observation upon the terms of any such documents.

(vi)	This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.
(vii)

This opinion is issued solely for the purposes of the filing of the Registration Statement and the registration of the Units, Class A Ordinary Shares and public Warrants by the Company and is not to be relied upon in respect of any other matter.

4.OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

(i)

As of the Certificate Date, the Company has been duly incorporated and is validly existing under the laws of the Cayman Islands and is validly existing as an exempted company and in good standing (meaning that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee or tax which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

(ii)

When issued and paid for in accordance with the terms of the offering described in the Transaction Documents and recorded in the register of members of the Company, the Units (and the Class A Ordinary Shares and the Warrants thereunder) will be validly issued fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

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(iii)

When issued and paid for in accordance with the terms of the offering described in the applicable Transaction Documents, the Warrants and Units will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as exhibit 5.2 to the Registration Statement and to the references to our firm under the captions “Legal Matters” and elsewhere in the Preliminary Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder. It may not be used, circulated or otherwise referred to any other for any other purpose as set out herein.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP

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